Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 Nos. 333-156397 and 333-184563 and Forms S-8 Nos. 333-02567, 333-44119, 333-86616, 333-141470 and 333-146393 and in the related prospectuses of Cover-All Technologies Inc. and subsidiary of our report dated February 19, 2015, with respect to the 2014, 2013 and 2012 consolidated financial statements of Cover-All Technologies Inc. and subsidiary, included in its Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ MSPC

Certified Public Accountants and Advisors,

A Professional Corporation

New York, New York

March 31, 2015